Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13D (including amendments thereto) with respect to the membership units of Cardinal Ethanol, LLC, and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: November 8, 2013	/s/ Robert Baker
Robert Baker, Individually

Stephen L. Clark Family Partnership, LP

By: /s/ Robert Baker
Name: Robert Baker
Title: Manager of Clark Family General, LLC which is the general partner of the Partnership

Clark Family General, LLC

By: /s/ Robert Baker
Name: Robert Baker
Title: Manager

/s/ Stephen L. Clark
Stephen L. Clark, Individually